Exhibit 10.11
AGREEMENT TO TERMINATE
THE LICENSE AND COOPERATION AGREEMENT
WITH RESPECT TO NEUROBIOLOGICAL TECHNOLOGIES, INC.
     This Agreement to terminate the License and Cooperation Agreement with respect to Neurobiological Technologies, Inc. (“NTI Termination Agreement”) is effective as of July 31, 2009 (“Effective Date”), between Merz + Co. GmbH & Co. (“Merz”) and Neurobiological Technologies, Inc. (“NTI”);
     Whereas Merz, NTI and Children’s Medical Center Corporation (“CMCC”) are parties to that certain License and Cooperation Agreement dated April 16, 1998 (the “Agreement”);
     Whereas, pursuant to the Agreement, CMCC and NTI have each granted to Merz certain rights and licenses relating to Products (as defined in the Agreement), including without limitation products containing memantine for certain indications;
     Whereas the Agreement contemplates that, under certain circumstances, CMCC and Merz may wish to continue their relationship, pursuant to the applicable terms and conditions, independent of NTI’s involvement; and
     Whereas, NTI and Merz have agreed that it is in the mutual best interest of the parties to have the Agreement terminated with respect to NTI, on the terms and conditions set forth in this NTI Termination Agreement;
     Now, therefore, in consideration of the promises and the mutual covenants set forth herein, NTI and Merz agree as follows:
     1. As of the Effective Date, the Agreement shall be, and is hereby, terminated with respect to NTI. In accordance with its terms, the Agreement will continue in full force and effect as between Merz and CMCC to the extent the terms and conditions of the Agreement apply to the rights and obligations flowing between Merz and CMCC.
     2. Each of NTI and Merz agrees that all of CMCC’s current rights with respect to Merz under the Agreement are preserved and that this NTI Termination Agreement shall impose no additional obligations (financial or otherwise) upon CMCC. Each of NTI and CMCC agree that this NTI Termination Agreement shall impose no additional obligations (financial or otherwise) upon Merz with respect to CMCC and that the rights and licenses granted to Merz pursuant to the Agreement with respect to NTI’s Confidential Information shall survive this Termination Agreement and continue in full force and effect.

     3. Within 10 Business Days following the receipt of CMCC’s agreement and consent below, Merz shall pay to NTI US$4,900,000.00, by wire transfer of immediately available funds to an account designated by NTI in writing
     4. NTI and Merz acknowledge and agree that payment of the foregoing US$4,900,000.00 shall satisfy in full all of Merz’s financial obligations to NTI under the Agreement, notwithstanding anything in the Agreement to the contrary.
     5. NTI, on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby releases and forever discharges Merz, its current and former directors, officers, principals, employees, attorneys, agents, shareholders, predecessors, successors, assigns, parent companies, subsidiaries, divisions and Affiliates (as defined in the Agreement), from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, which NTI has, has had or may have against any one or more of them arising out of, or related to the Agreement, provided, however, that nothing herein shall constitute a release of any obligations of Merz under this NTI Termination Agreement or a release of claims against Merz unrelated to the Agreement.
     6. Merz, on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby releases and forever discharges NTI, its current and former directors, officers, principals, employees, attorneys, agents, shareholders, predecessors, successors, assigns, parent companies, subsidiaries, divisions and Affiliates (as defined in the Agreement), from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, which Merz has, has had or may have against any one or more of them arising out of, or related to the Agreement, provided, however, that nothing herein shall constitute a release of any obligations of NTI under this NTI Termination Agreement or a release of claims against NTI unrelated to the Agreement.
     7. This NTI Termination Agreement, and any disputes arising out of or in connection herewith, shall be governed by and construed in accordance with the laws of the State of New York, excluding its rules governing conflicts of laws.
     8. This NTI Termination Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the termination of the Agreement.
IN WITNESS WHEREOF, the parties have cause their duly authorized representatives to execute this NTI Termination Agreement.
Merz Pharmaceuticals GmbH

Date:	06 August 2009

By:	/s/ Dr. Martin Zugel

Name:	Dr. Martin Zugel

Title:	CEO

Merz Pharmaceuticals GmbH

Date:	06 August 2009

By:	/s/ Patrick M. Jochum

Name:	Patrick M. Jochum

Title:	Chief Litigation Counsel

Neurobiological Technologies, Inc.

Date:	Aug. 7, 2009

By:	/s/ Matthew M. Loar

Name:	Matthew M. Loar

Title:	Chief Financial Officer

AGREEMENT AND CONSENT OF CHILDREN’S MEDICAL CENTER CORPORATION
Subject to Section 2, Children’s Medical Center Corporation agrees to this amendment and modification of the Agreement to terminate the Agreement with respect to NTI.
Children’s Medical Center Corporation.

Date:	August 7, 2009

By:	/s/ Erik Halvorsen

Name:	Erik Halvorsen

Title:	Director Technology & Business Development